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                                                                EXHIBIT 10



                                    CONTRACT


         THIS AGREEMENT IS BEING ENTERED into between FIRST NATIONAL BANCORP ("FNB") and RICHARD A. McNEECE ("McNEECE"). In consideration of the parties' mutual covenants, promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                       1.

         FNB shall pay McNEECE as severance pay:

         a. His regular base salary, together with all employee benefits he is presently receiving, through June 30, 1995, which salary and benefits will be paid or provided at such times as are consistent with FNB's current practices; plus a sum equal to one year's base salary, which sum is stipulated to be Three Hundred Eighty-Four Thousand Six Hundred Fifteen Dollars ($384,615.00), together with a sum equal to two years' contribution to McNEECE's 401-K plan with FNB, which sum is stipulated to be Seventy-Six Thousand Nine Hundred Twenty-Two Dollars ($76,922.00), which payments will be made in a lump sum and payable on the latest to occur of the FNB board of directors' acceptance of McNEECE's resignation, approval of this Agreement, and the eighth calendar day following McNEECE's execution of the Release attached as Exhibit "A", and June 30, 1995. McNEECE shall remain as CEO and Chairman through June 30, 1995.

         b. FNB shall provide McNEECE his current health, disability and life insurance coverage and benefits he is presently receiving for a period of twenty-four (24) months from June 30, 1995; provided, however, said health benefits shall terminate in the event McNEECE obtains coverage by another employer under an employee group health plan that provides coverage and benefits to McNEECE on terms and conditions substantially similar to those available under FNB's medical plan. The cost of these benefits will be borne by FNB and McNEECE on the same basis as any full-time employee of FNB. Under the present employee medical plan, if McNEECE remains employed by FNB for ten (10) consecutive years, he becomes entitled to certain benefits after the age of sixty-five (65), as contained within the present plan. FNB agrees that in the event McNEECE is not covered under an employee group health plan that provides coverage and benefits to McNEECE at or after age 65 on terms and conditions substantially similar to those available under FNB's medical plan, including the future duration of coverage, FNB will treat McNEECE as if he had been an employee of FNB for ten (10) years, for the sole purpose of the vested benefits under FNB's medical plan to be provided to McNEECE (and his family, if applicable).

         c. Except as provided in this subparagraph c, all stock options presently outstanding to McNEECE from FNB shall vest and shall be exercisable by McNEECE according to the terms presently provided by said options. FNB's Performance Based

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                 Restricted Stock Plan is specifically excluded from the
                 provisions of this Agreement. Within three (3) months after the date McNEECE's employment terminates, he can exercise any or all of his already vested statutory Incentive Stock Options ("ISO's") and surrender the balance of his vested and non-vested ISO's and non-qualified stock options to FNB. FNB will reissue as non-qualified stock options in such amounts as to mirror the options surrendered by McNEECE in order to not violate the restrictions applicable to the existing employee stock option plans of FNB. However, except for the fact that they will be non-qualified stock options instead of ISO's, the other terms and conditions of the ISO's presently outstanding to McNEECE shall remain as they presently exist, except that the options shall all be vested. FNB agrees to take such action as is necessary to obtain the results intended by this paragraph. McNEECE agrees not to exercise options in any calendar year in amounts which would cause the limits imposed by Section 162(m) of the Internal Revenue Code, or any amendment thereto to be violated, or which would cause any other provision of the law to be violated. The intent is that no payments by FNB will be a non-deductible expense for tax purposes as a result of exceeding Section 162(m) limits. It is further understood that the non-qualified stock options shall contain language requiring McNEECE to remit to FNB an amount equal to the applicable withholding and employment taxes before transferring to McNEECE the shares of stock.


                                       2.

         FNB also agrees to pay McNEECE the sum of Three Hundred Eighty-Four Thousand Six Hundred Fifteen Dollars ($384,615.00). This sum shall be paid in a lump sum payment and shall be payable promptly upon the latest to occur of the FNB board of directors' acceptance of McNEECE's resignation, approval of this Agreement, and the eighth calendar day following McNEECE's execution of the Release attached as Exhibit "A".


                                       3.

         All severance payments under paragraph 1 of this Agreement to McNEECE hereunder shall be subject to all applicable statutory withholding and employment taxes. McNEECE agrees to indemnify and hold FNB harmless for its failure to withhold on any payment deemed by McNEECE not to be a taxable payment. Any tax, interest or penalty resulting from any payment by FNB to McNEECE determined by the IRS to be taxable and for which withholding has not been deducted shall be paid by McNEECE within fifteen (15) days from McNEECE's receipt of written demand for payment from FNB. FNB shall not have any duty to McNEECE to contest any findings by the IRS.





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                                       4.

         FNB agrees to allow McNEECE's SERP and 401-K Plan to remain at the First National Bank of Gainesville, and agrees to continue to administer McNEECE's SERP according to his Executive Joinder Agreement in existence at the time of his termination of employment, with McNEECE being treated as an employee who has resigned.



                                       5.

         Upon the FNB board of directors' acceptance of McNEECE's resignation and approval of this Agreement, the following provision shall thereupon become binding agreements and covenants:

         1. FNB shall thereby release, indemnify and hold harmless McNEECE against any and all causes of action it may have against McNEECE, except malfeasance.

         2. McNEECE shall thereby execute the Release attached as Exhibit "A" to this Agreement.

         3. The parties shall cooperate with each other concerning press releases and public statements concerning McNEECE's resignation. Neither party shall make any statements which reflect adversely upon the other. This provision is a material consideration of this Agreement.


         IN WITNESS WHEREOF, the parties have signed this Agreement as of the 10th day of April, 1995.


FIRST NATIONAL BANCORP                   RICHARD A. McNEECE



BY: /s/ Peter D. Miller                  /s/ Richard A. McNeece
    ------------------------             -----------------------------
        PRESIDENT

       [CORP. SEAL]






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                                  EXHIBIT "A"

                                    RELEASE

           I, Richard A. McNeece, received this Release Form ("Release") from First National Bancorp ("FNB") and from the First National Bank of Gainesville, ("Bank") in advance of my effective termination date, and I have had ample opportunity to review it and have my attorney review it and explain the legal effect of its contents to me.

           In exchange for the consideration of the severance benefits described in Paragraph 1 of the Contract executed of even date herewith, I (and anyone acting on my behalf) agree to give up every past and present right or claim of any kind (except for such claims as are released pursuant to the following paragraph of this Release), whether legal, equitable or otherwise, that is related to my employment with FNB and the Bank and the termination of my employment. I give up such rights and claims against FNB, the Bank, and anyone else affiliated with FNB and agree not to file a lawsuit or initiate any proceeding related to such rights and claims against any of them. "Affiliated with FNB" shall be defined to include, although not limited to, subsidiary banks and shareholders of FNB. These rights and claims include, but are not limited to, those which could arise under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or any other federal, state or local law, statute, or regulation; claims based upon any express or implied contract; or other non-tort common-law claims. However, I keep my right to receive benefits under the terms of the Contract executed of even date herewith, receive retirement benefits under the terms of any retirement plan in which I have earned a vested benefit, and elect health care coverage under the federal continuation of health coverage known as "COBRA," or under any applicable state law concerning continuation of health coverage.

           In exchange for the consideration of Three Hundred Eighty-Four Thousand Six Hundred Fifteen Dollars ($384,615.00), I (and anyone acting on my behalf) agree to give up every past and present tort claim, including but not limited to, any claim for defamation or claim for infliction of emotional distress, whether legal, equitable or otherwise, that is related to my employment with FNB and the Bank and the termination of my employment. I give up such rights and claims against FNB, the Bank, and anyone else affiliated with FNB and agree not to file a lawsuit or initiate any proceeding related to such rights and claims against any of them. "Affiliated with FNB" shall be defined to include, although not limited to, subsidiary banks and shareholders of FNB.

           I understand and FNB agrees that this Release does not waive any future right or claim of any kind which may arise from acts after the date of execution of this Release, including but not limited to, any future right or claim under the Age Discrimination in Employment Act of 1967, as amended, which may arise from acts after the date of execution of this Release.


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           I understand the terms of this Release Form and I have had them explained to me by my attorney. I sign this Form as my own free act and deed and I hereby release my rights and claims as set forth in this Release Form.


        4/10/95                              /s/ Richard A. McNeece
- --------------------------                   ---------------------------
         Date                                    Richard A. McNeece


           I understand that I have a period of seven (7) calendar days following my signing of this Release during which I am entitled to revoke the Agreement, and the Release shall not become effective until the seven (7) day period has expired.

       4/10/95                               /s/ Richard A. McNeece
- --------------------------                   ---------------------------
         Date                                    Richard A. McNeece


- --------------------------------------------------------------------------------

           This Release Form has been received and approved this 10th day of April, 1995, on behalf of the undersigned.

FIRST NATIONAL BANCORP                      THE FIRST NATIONAL BANK OF
                                            GAINESVILLE


BY: /s/ Peter D. Miller                     BY: /s/ Peter D. Miller
   --------------------------                  -------------------------




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